4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com
CF Industries Holdings, Inc. Reports Full Year 2020 Net Earnings of $317 Million, EBITDA of $1,316 Million, Adjusted EBITDA of $1,350 Million
Operational Performance: Safety, Production and Sales Volume Records
Strong Global Demand, Rising Global Energy Prices Drive Positive Nitrogen Outlook
Continued Focus on Clean Energy as Long-Term Growth Platform

DEERFIELD, IL—February 17, 2021—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for its fourth quarter and year ended December 31, 2020.

Highlights
•Full year net earnings of $317 million(1), or $1.47 per diluted share; EBITDA(2) of $1,316 million; adjusted EBITDA(2) of $1,350 million
•Fourth quarter net earnings of $87 million, or $0.40 per diluted share; EBITDA of $334 million; adjusted EBITDA of $338 million
•Full year net cash from operating activities of $1,231 million, free cash flow(3) of $748 million
•Lowest year-end rolling average recordable incident rate in Company history
•Company-record annual gross ammonia production of 10.4 million tons and company-record quarterly gross ammonia production of 2.7 million tons in the fourth quarter of 2020
•Company-record 20.3 million product tons sold
•Company to redeem remaining $250 million of Senior Secured Notes due December 2021

“Our team’s outstanding execution in 2020 produced multiple records for safety, production and sales volume, and delivered strong results in a challenging environment,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Nitrogen industry dynamics entering 2021 are the most favorable we’ve seen in nearly a decade, as rising grain values and higher global energy prices are driving significant price appreciation for nitrogen products. We expect that these conditions will provide a very positive backdrop for the year.

“Longer term, we are focused on our clean energy strategy as a growth platform and continue to make progress on our initiatives. We see significant and growing interest from potential partners and customers in clean hydrogen and ammonia as a way to make real progress decarbonizing key industries. We believe we are uniquely positioned with our unparalleled asset base and technical knowledge to serve this developing demand.”

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(1)Certain items recognized during 2020 impacted our financial results and their comparability to the prior year. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Operations Overview

CF Industries' operations are designated as part of the “critical infrastructure” in each country in which it operates and the Company continues to manage and respond actively to the COVID-19 pandemic. Since the onset of the pandemic, CF Industries has relied on its safety culture and a wide range of measures put in place across its network to limit potential exposure to the virus at its locations and enable continued safe production and distribution of products. As a result, there has been no known spread of the virus at the Company’s locations, positive COVID-19 tests among its employee population have not affected the Company’s ability to maintain safe staffing levels and operations have not been disrupted.

The Company continues to operate safely and efficiently. As of December 31, 2020, the 12-month rolling average recordable incident rate was 0.14 incidents per 200,000 work hours, the lowest level ever recorded by the Company and significantly better than industry benchmarks.

Gross ammonia production for the full year of 2020 was 10.4 million tons, and for the fourth quarter of 2020 was 2.7 million tons, both company records. CF Industries expects gross ammonia production in 2021 to be in a range of 9.5-10.0 million tons due to a higher number of planned maintenance activities than in 2020.

Full Year 2020 Financial Results Overview

For the full year of 2020, net earnings attributable to common stockholders were $317 million, or $1.47 per diluted share; EBITDA was $1,316 million; and adjusted EBITDA was $1,350 million. These results compare to full year of 2019 net earnings attributable to common stockholders of $493 million, or $2.23 per diluted share; EBITDA of $1,620 million; and adjusted EBITDA of $1,610 million.

Net sales in the full year of 2020 were $4.1 billion compared to $4.6 billion in the full year of 2019. Average selling prices for the full year of 2020 were lower than the full year of 2019 across all segments due to increased global supply availability as lower global energy costs drove higher global operating rates. Sales volumes in the full year of 2020 were 20.3 million product tons compared to 19.5 million product tons in the full year of 2019 due to greater supply availability from higher starting inventories and higher production compared to the prior year. The Company expects sales volumes to return to a range of 19-19.5 million product tons in 2021 due to lower year-end inventory than the year before and lower expected production due to a higher number of planned maintenance activities than in 2020.

Cost of sales for the full year of 2020 was lower than the full year of 2019 due to lower realized natural gas costs, partially offset by the impact of higher sales volumes.

In the full year of 2020, the average cost of natural gas reflected in the Company’s cost of sales was $2.24 per MMBtu compared to the average cost of natural gas in cost of sales of $2.74 per MMBtu in the full year of 2019.

Fourth Quarter 2020 Financial Results Overview

For the fourth quarter of 2020, net earnings attributable to common stockholders were $87 million, or $0.40 per diluted share; EBITDA was $334 million; and adjusted EBITDA was $338 million. These results compare to fourth quarter 2019 net earnings attributable to common stockholders of $55 million, or $0.25 per diluted share; EBITDA of $306 million; and adjusted EBITDA of $325 million.

Net sales in the fourth quarter of 2020 were $1.1 billion compared to $1.0 billion in the fourth quarter of 2019. Average selling prices for the fourth quarter of 2020 were lower than the fourth quarter of 2019 across most segments due to increased global supply availability as lower global energy costs drove higher global operating rates leading into the fourth quarter of 2020. Sales volumes in the fourth quarter of 2020 were higher than the fourth quarter of 2019 due to greater supply availability.

Cost of sales for the fourth quarter of 2020 was higher than the fourth quarter of 2019 due primarily to the impact of higher sales volumes and higher realized natural gas costs.

In the fourth quarter of 2020, the average cost of natural gas reflected in the Company’s cost of sales was $2.60 per MMBtu compared to the average cost of natural gas in cost of sales of $2.36 per MMBtu in the fourth quarter of 2019.

Capital Management

Capital expenditures in the fourth quarter and full year 2020 were $103 million and $309 million, respectively. The Company projects capital expenditures for full year 2021 will be in the range of $450 million, which reflects a return to a normal maintenance schedule and which includes investments in the company’s strategic initiatives related to the clean energy economy.

The Company did not repurchase shares during the fourth quarter of 2020. For the full year 2020, the Company repurchased 2.6 million shares for $100 million. Since the current share repurchase authorization was announced in February 2019, the Company has repurchased approximately 10.2 million shares for $437 million.

The Company’s wholly owned subsidiary CF Industries, Inc. has elected to redeem in full the entire outstanding $250 million principal amount of its 3.400% Senior Secured Notes due December 2021 (the “2021 Notes”) on March 20, 2021, in accordance with the optional redemption provisions provided in the indenture governing the 2021 Notes. Based on market interest rates on February 12, 2021, the company estimates that the total amount for the redemption of the 2021 Notes will be approximately $258 million, including accrued interest.

CHS Inc. Distribution

On January 31, 2021, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $64 million for the distribution period ended December 31, 2020. The distribution was paid on February 1, 2021. Total distributions to CHS pertaining to 2020 were approximately $150 million.

Nitrogen Market Outlook

The global nitrogen pricing outlook for 2021 is significantly more positive compared to 2020, underpinned by higher commodity crop futures prices and substantially higher energy prices in Asia and Europe. These dynamics have driven strong global nitrogen demand and lower global nitrogen operating rates at the start of the year, tightening the global nitrogen market. As a result, the price per ton of a granular urea barge at New Orleans at the beginning of February 2021 was approximately 40 percent higher than the beginning of December 2020 and 60 percent higher than at the same point a year ago.

Global commodity crop near-term and futures prices have risen to their highest levels since 2014. Corn prices have increased significantly as lower yields in North America in 2020, poor growing weather in South America and strong demand for corn from China have resulted in the U.S. Department of Agriculture projecting the corn stocks to use ratio for marketing year 2020/21 at 10.6% in January 2021, its lowest level since 2013. These factors, along with U.S. government support for the agriculture industry, have resulted in strengthened farm economics and greater resources available to crop producers for 2021 crop inputs.

The Company projects that nitrogen-consuming coarse grain acres in North America will stay at or above 2020 levels despite an expected significant increase in soybean plantings as high crop prices and reduced prevent plant acreage in 2021 will result in higher overall planted acres in the year. The Company projects approximately 90-92 million planted corn acres in the United States in 2021. Demand for nitrogen should also be supported by higher canola plantings in Canada. Additionally, the Company expects demand in the region for industrial uses of nitrogen will rise with economic activity should the COVID-19 pandemic be brought under control through widespread vaccination.

Global nitrogen requirements are expected to remain robust throughout the year, driven by continued strong demand for urea imports from India and Brazil. Favorable weather in India has supported record urea tender volumes in 2019 and 2020. The Company projects urea tender volumes in India in 2021 to ease from record highs, but to be well above the five-year average of 6.5-7.0 million metric tons. The Company also believes that improved farm incomes and no active domestic urea production in Brazil will support demand for approximately 6.5 million metric tons of urea in 2021, similar to 2020.

In addition to strong global nitrogen demand, global nitrogen pricing has been supported by lower nitrogen supply availability entering 2021. Higher natural gas prices in Asia and Europe have significantly reduced margins for nitrogen producers in these regions compared to the industry’s marginal producer, which remains Chinese anthracite coal-based complexes. This has resulted in lower operating rates in Europe and Asia. Additionally, Chinese producers have reported lower operating rates due to higher costs for coal, increased environmental inspections and natural gas being diverted to meet heating needs.

Natural gas energy spreads between North America and Europe/Asia widened significantly at the end of 2020 into 2021. From July 2020 to December 2020, the Dutch TTF natural gas price and the Asian JKM liquefied natural gas price both increased approximately five times greater than the U.S. Henry Hub natural gas price. These wider spreads have steepened the global nitrogen cost curve, increasing margin opportunities for North American producers. Forward curves suggest that these energy spreads will persist throughout 2021.

Clean Energy Strategy Update

The Company continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade. Key initiatives in development include a green ammonia project at the Donaldsonville Nitrogen Complex and carbon dioxide sequestration and other carbon abatement projects across the Company's network to enable low-carbon ammonia production.

Green hydrogen and ammonia are expected to be critical contributors to the world achieving net-zero carbon emissions by 2050. Clean hydrogen demand is expected to grow exponentially, with industry experts projecting that hydrogen will meet approximately 20% of the world’s energy need by 2050, up from less than 1% today. Because ammonia is a highly efficient transport and storage mechanism for hydrogen as well as a fuel in its own right, demand for green and low-carbon ammonia is expected to increase significantly along with demand for clean hydrogen. As the world’s largest ammonia producer, the Company believes that its ammonia production and distribution network, along with its storage and transportation capabilities and technical expertise, is uniquely positioned to meet the anticipated demand for hydrogen and ammonia from green and low-carbon sources.

Consolidated Results

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,102	$1,049	$4,124	$4,590
Cost of sales	922	822	3,323	3,416
Gross margin	$180	$227	$801	$1,174
Gross margin percentage	16.3%	21.6%	19.4%	25.6%

Net earnings attributable to common stockholders	$87	$55	$317	$493
Net earnings per diluted share	$0.40	$0.25	$1.47	$2.23

EBITDA(1)	$334	$306	$1,316	$1,620
Adjusted EBITDA(1)	$338	$325	$1,350	$1,610

Tons of product sold (000s)	5,479	4,983	20,296	19,538

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.62	$2.37	$2.21	$2.75
Realized derivatives (gain) loss in cost of sales(3)	(0.02)	(0.01)	0.03	(0.01)
Cost of natural gas in cost of sales	$2.60	$2.36	$2.24	$2.74

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.47	$2.34	$1.99	$2.51
National Balancing Point UK	$5.29	$4.08	$3.20	$4.44

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$6	$11	$(6)	$14
Depreciation and amortization	$230	$212	$892	$875
Capital expenditures	$103	$107	$309	$404

Production volume by product tons (000s):
Ammonia(4)	2,732	2,682	10,353	10,246
Granular urea	1,361	1,105	5,001	4,941
UAN (32%)	1,798	1,958	6,677	6,768
AN	583	543	2,115	2,128
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the basic product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. The Company has also announced steps to produce low-carbon ammonia and market to external customers for its hydrogen content in clean energy applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$298	$266	$1,020	$1,113
Cost of sales	241	224	850	878
Gross margin	$57	$42	$170	$235
Gross margin percentage	19.1%	15.8%	16.7%	21.1%

Sales volume by product tons (000s)	1,092	968	3,767	3,516
Sales volume by nutrient tons (000s)(1)	897	795	3,090	2,884

Average selling price per product ton	$273	$275	$271	$317
Average selling price per nutrient ton(1)	332	335	330	386

Adjusted gross margin(2):
Gross margin	$57	$42	$170	$235
Depreciation and amortization	43	44	176	167
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	3	(2)	4
Adjusted gross margin	$102	$89	$344	$406
Adjusted gross margin as a percent of net sales	34.2%	33.5%	33.7%	36.5%

Gross margin per product ton	$52	$43	$45	$67
Gross margin per nutrient ton(1)	64	53	55	81
Adjusted gross margin per product ton	93	92	91	115
Adjusted gross margin per nutrient ton(1)	114	112	111	141
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 full year periods:

•Ammonia sales volume increased for the full year of 2020 compared to 2019 due to greater supply availability from higher production and higher beginning inventories entering the year.
•Ammonia average selling prices decreased for the full year of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•Ammonia adjusted gross margin per ton decreased for the full year of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$333	$239	$1,248	$1,342
Cost of sales	235	175	847	861
Gross margin	$98	$64	$401	$481
Gross margin percentage	29.4%	26.8%	32.1%	35.8%

Sales volume by product tons (000s)	1,346	969	5,148	4,849
Sales volume by nutrient tons (000s)(1)	619	446	2,368	2,231

Average selling price per product ton	$247	$247	$242	$277
Average selling price per nutrient ton(1)	538	536	527	602

Adjusted gross margin(2):
Gross margin	$98	$64	$401	$481
Depreciation and amortization	72	53	270	264
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	3	(2)	4
Adjusted gross margin	$172	$120	$669	$749
Adjusted gross margin as a percent of net sales	51.7%	50.2%	53.6%	55.8%

Gross margin per product ton	$73	$66	$78	$99
Gross margin per nutrient ton(1)	158	143	169	216
Adjusted gross margin per product ton	128	124	130	154
Adjusted gross margin per nutrient ton(1)	278	269	283	336
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 full year periods:

•Granular urea sales volume for the full year of 2020 was higher than in the full year of 2019 due to greater supply availability from higher beginning inventories entering the year and higher production.
•Urea average selling prices decreased for the full year of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•Granular urea adjusted gross margin per ton decreased for the full year of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$272	$336	$1,063	$1,270
Cost of sales	274	259	949	981
Gross margin	$(2)	$77	$114	$289
Gross margin percentage	(0.7)%	22.9%	10.7%	22.8%

Sales volume by product tons (000s)	1,888	1,927	6,843	6,807
Sales volume by nutrient tons (000s)(1)	594	607	2,155	2,144

Average selling price per product ton	$144	$174	$155	$187
Average selling price per nutrient ton(1)	458	554	493	592

Adjusted gross margin(2):
Gross margin	$(2)	$77	$114	$289
Depreciation and amortization	70	68	256	251
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	3	(2)	4
Adjusted gross margin	$70	$148	$368	$544
Adjusted gross margin as a percent of net sales	25.7%	44.0%	34.6%	42.8%

Gross margin per product ton	$(1)	$40	$17	$42
Gross margin per nutrient ton(1)	(3)	127	53	135
Adjusted gross margin per product ton	37	77	54	80
Adjusted gross margin per nutrient ton(1)	118	244	171	254
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 full year periods:

•UAN sales volume was similar for the full year of 2020 compared to 2019.
•UAN average selling prices decreased for the full year of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•UAN adjusted gross margin per ton decreased in the full year of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$112	$117	$455	$506
Cost of sales	100	91	390	399
Gross margin	$12	$26	$65	$107
Gross margin percentage	10.7%	22.2%	14.3%	21.1%

Sales volume by product tons (000s)	545	519	2,216	2,109
Sales volume by nutrient tons (000s)(1)	183	175	747	708

Average selling price per product ton	$206	$225	$205	$240
Average selling price per nutrient ton(1)	612	669	609	715

Adjusted gross margin(2):
Gross margin	$12	$26	$65	$107
Depreciation and amortization	24	21	100	88
Unrealized net mark-to-market loss on natural gas derivatives	—	1	—	1
Adjusted gross margin	$36	$48	$165	$196
Adjusted gross margin as a percent of net sales	32.1%	41.0%	36.3%	38.7%

Gross margin per product ton	$22	$50	$29	$51
Gross margin per nutrient ton(1)	66	149	87	151
Adjusted gross margin per product ton	66	92	74	93
Adjusted gross margin per nutrient ton(1)	197	274	221	277
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 full year periods:

•AN sales volume increased for the full year of 2020 compared to 2019 due to greater supply availability from higher beginning inventories entering the year.
•AN average selling prices for the full year of 2020 decreased compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•AN adjusted gross margin per ton decreased for the full year of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$87	$91	$338	$359
Cost of sales	72	73	287	297
Gross margin	$15	$18	$51	$62
Gross margin percentage	17.2%	19.8%	15.1%	17.3%

Sales volume by product tons (000s)	608	600	2,322	2,257
Sales volume by nutrient tons (000s)(1)	118	117	457	444

Average selling price per product ton	$143	$152	$146	$159
Average selling price per nutrient ton(1)	737	778	740	809

Adjusted gross margin(2):
Gross margin	$15	$18	$51	$62
Depreciation and amortization	16	18	68	72
Unrealized net mark-to-market loss on natural gas derivatives	—	1	—	1
Adjusted gross margin	$31	$37	$119	$135
Adjusted gross margin as a percent of net sales	35.6%	40.7%	35.2%	37.6%

Gross margin per product ton	$25	$30	$22	$27
Gross margin per nutrient ton(1)	127	154	112	140
Adjusted gross margin per product ton	51	62	51	60
Adjusted gross margin per nutrient ton(1)	263	316	260	304
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 full year periods:

•Other segment sales volume increased for the full year of 2020 compared to 2019 as higher sales of DEF and NPKs were offset by lower nitric acid sales.
•Other average selling prices for the full year of 2020 decreased compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•Other segment adjusted gross margin per ton decreased for the full year of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

Dividend Payment

On February 3, 2021, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on February 26, 2021 to stockholders of record as of February 16, 2021.

Conference Call

CF Industries will hold a conference call to discuss its fourth quarter and full year 2020 results at 9:00 a.m. ET on Thursday, February 18, 2021. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global manufacturer of hydrogen and nitrogen products for clean energy, emissions abatement, fertilizer, and other industrial applications. We operate manufacturing complexes in the United States, Canada, and the United Kingdom, which are among the most cost-advantaged, efficient, and flexible in the world and an unparalleled storage, transportation and distribution network in North America. Our 3,000 employees focus on safe and reliable operations, environmental stewardship and disciplined capital and corporate management, driving our strategy to leverage and sustainably grow the world’s most advantaged hydrogen and nitrogen platform to serve customers, creating long-term shareholder value. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the failure of cost competitive global renewable energy capacity to increase significantly; realization of technological improvements required to increase the efficiency and lower the costs of production of green and low-carbon ammonia; development and growth of end market demand and applications for low-carbon hydrogen and ammonia; government regulation, incentives, and initiatives; cost overruns; performance of third parties; permitting matters; and other unforeseen difficulties. Important factors that could cause actual results more generally to differ materially from those in the forward-looking statements include, among others, the impact of the novel coronavirus disease 2019 (COVID-19) pandemic, including measures taken by governmental authorities to slow the spread of the virus, on our business and operations; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s fertilizer products, the conditions in the international market for nitrogen products, and the intense global competition from other fertilizer producers; conditions in the United States, Europe and other agricultural areas; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Net sales	$1,102	$1,049	$4,124	$4,590
Cost of sales	922	822	3,323	3,416
Gross margin	180	227	801	1,174
Selling, general and administrative expenses	52	63	206	239
Other operating—net	(25)	(10)	(17)	(73)
Total other operating costs and expenses	27	53	189	166
Equity in earnings (loss) of operating affiliate	3	1	11	(5)
Operating earnings	156	175	623	1,003
Interest expense	38	55	179	237
Interest income	—	(8)	(18)	(20)
Loss on debt extinguishment	—	21	—	21
Other non-operating—net	1	—	(1)	(7)
Earnings before income taxes	117	107	463	772
Income tax (benefit) provision	(2)	13	31	126
Net earnings	119	94	432	646
Less: Net earnings attributable to noncontrolling interest	32	39	115	153
Net earnings attributable to common stockholders	$87	$55	$317	$493

Net earnings per share attributable to common stockholders:
Basic	$0.40	$0.26	$1.48	$2.24
Diluted	$0.40	$0.25	$1.47	$2.23
Weighted-average common shares outstanding:
Basic	214.5	217.5	214.9	220.2
Diluted	214.9	219.0	215.2	221.6

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$683	$287
Accounts receivable—net	265	242
Inventories	287	351
Prepaid income taxes	97	71
Other current assets	35	23
Total current assets	1,367	974
Property, plant and equipment—net	7,632	8,170
Investment in affiliate	80	88
Goodwill	2,374	2,365
Operating lease right-of-use assets	259	280
Other assets	311	295
Total assets	$12,023	$12,172

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$424	$437
Income taxes payable	—	1
Customer advances	130	119
Current operating lease liabilities	88	90
Current maturities of long-term debt	249	—
Other current liabilities	15	18
Total current liabilities	906	665
Long-term debt, net of current maturities	3,712	3,957
Deferred income taxes	1,184	1,246
Operating lease liabilities	174	193
Other liabilities	444	474
Equity:
Stockholders’ equity	2,922	2,897
Noncontrolling interest	2,681	2,740
Total equity	5,603	5,637
Total liabilities and equity	$12,023	$12,172

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(in millions)
Operating Activities:
Net earnings	$119	$94	$432	$646
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	230	212	892	875
Deferred income taxes	—	33	(74)	149
Stock-based compensation expense	5	4	25	28
Unrealized net loss (gain) on natural gas derivatives	6	11	(6)	14
Loss on embedded derivative	1	1	3	4
Loss on debt extinguishment	—	21	—	21
Loss (gain) on disposal of property, plant and equipment	1	3	15	(40)
Undistributed losses (earnings) of affiliate—net of taxes	1	(1)	(1)	2
Changes in:
Accounts receivable—net	(26)	73	(19)	(6)
Inventories	(2)	(43)	27	(26)
Accrued and prepaid income taxes	(42)	10	8	22
Accounts payable and accrued expenses	27	(5)	(15)	(72)
Customer advances	(14)	(65)	11	(30)
Other—net	(16)	(46)	(67)	(82)
Net cash provided by operating activities	290	302	1,231	1,505
Investing Activities:
Additions to property, plant and equipment	(103)	(107)	(309)	(404)
Proceeds from sale of property, plant and equipment	—	(1)	2	70
Distributions received from unconsolidated affiliate	5	—	6	—
Insurance proceeds for property, plant and equipment	—	—	2	15
Net cash used in investing activities	(98)	(108)	(299)	(319)
Financing Activities:
Payments of long-term borrowings	—	(769)	—	(769)
Proceeds from short-term borrowings	—	—	500	—
Repayments of short-term borrowings	—	—	(500)	—
Payment to CHS related to credit provision	(5)	(5)	(5)	(5)
Financing fees	—	(3)	—	(3)
Dividends paid on common stock	(65)	(65)	(258)	(265)
Distributions to noncontrolling interest	—	—	(174)	(186)
Purchases of treasury stock	—	(90)	(100)	(370)
Proceeds from issuances of common stock under employee stock plans	1	2	5	19
Shares withheld for taxes	—	—	(10)	(4)
Net cash used in financing activities	(69)	(930)	(542)	(1,583)
Effect of exchange rate changes on cash and cash equivalents	7	4	6	2
Increase (decrease) in cash and cash equivalents	130	(732)	396	(395)
Cash and cash equivalents at beginning of period	553	1,019	287	682
Cash and cash equivalents at end of period	$683	$287	$683	$287

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Year ended December 31,
	2020	2019
	(in millions)
Net cash provided by operating activities	$1,231	$1,505
Capital expenditures	(309)	(404)
Distributions to noncontrolling interest	(174)	(186)
Free cash flow	$748	$915

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(in millions)
Net earnings	$119	$94	$432	$646
Less: Net earnings attributable to noncontrolling interest	(32)	(39)	(115)	(153)
Net earnings attributable to common stockholders	87	55	317	493
Interest expense—net	38	47	161	217
Income tax (benefit) provision	(2)	13	31	126
Depreciation and amortization	230	212	892	875
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(18)	(19)	(80)	(82)
Loan fee amortization(1)	(1)	(2)	(5)	(9)
EBITDA	334	306	1,316	1,620
Unrealized net mark-to-market loss (gain) on natural gas derivatives	6	11	(6)	14
COVID impact: Special COVID-19 bonus for operational workforce	—	—	19	—
COVID impact: Turnaround deferral(2)	—	—	7	—
(Gain) loss on foreign currency transactions, including intercompany loans	(2)	(13)	5	(1)
Engineering cost write-off(3)	—	—	9	—
Loss on sale of surplus land	—	—	2	—
Property insurance proceeds(4)	—	—	(2)	(15)
Gain on sale of Pine Bend facility	—	—	—	(45)
Loss on debt extinguishment	—	21	—	21
PLNL withholding tax charge(5)	—	—	—	16
Total adjustments	4	19	34	(10)
Adjusted EBITDA	$338	$325	$1,350	$1,610

Net sales	$1,102	$1,049	$4,124	$4,590
Tons of product sold (000s)	5,479	4,983	20,296	19,538

Net earnings attributable to common stockholders per ton	$15.88	$11.04	$15.62	$25.23
EBITDA per ton	$60.96	$61.41	$64.84	$82.92
Adjusted EBITDA per ton	$61.69	$65.22	$66.52	$82.40
_______________________________________________________________________________

(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.
(2)Represents expense incurred due to the deferral of certain plant turnaround activities as a result of the COVID-19 pandemic.
(3)Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.
(4)Represents proceeds related to a property insurance claim at one of our nitrogen complexes.
(5)Represents a charge in the year ended December 31, 2019 on the books of Point Lisas Nitrogen Limited (PLNL), the Company’s Trinidad joint venture, for a tax withholding matter. Amount reflects our 50% equity interest in PLNL.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY

During the three and twelve months ended December 31, 2020 and 2019, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended December 31, 2020 and 2019, we reported net earnings attributable to common stockholders of $87 million and $55 million, respectively. During the twelve months ended December 31, 2020 and 2019, we reported net earnings attributable to common stockholders of $317 million and $493 million, respectively.

	Three months ended December 31,				Year ended December 31,
	2020		2019		2020		2019
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$6	$4	$11	$7	$(6)	$(5)	$14	$10
COVID impact: Special COVID-19 bonus for operational workforce(1)	—	—	—	—	19	15	—	—
COVID impact: Turnaround deferral(1)	—	—	—	—	7	6	—	—
(Gain) loss on foreign currency transactions, including intercompany loans(2)	(2)	(1)	(13)	(10)	5	4	(1)	(1)
Engineering cost write-off(2)	—	—	—	—	9	7	—	—
Loss on sale of surplus land(2)	—	—	—	—	2	1	—	—
Insurance proceeds(2)(3)	(27)	(20)	—	—	(37)	(28)	(37)	(28)
Gain on sale of Pine Bend facility(2)	—	—	—	—	—	—	(45)	(34)
Losses on debt extinguishment	—	—	21	16	—	—	21	16
Louisiana incentive tax credit(4)	—	—	—	—	—	—	—	(30)
Terra amended tax returns(5)	(10)	(12)	(5)	(14)	(26)	(44)	(5)	(14)
PLNL withholding tax charge(6)	—	—	—	—	—	—	16	16
_______________________________________________________________________________
(1)    Included in cost of sales in our consolidated statements of operations.
(2)    Included in other operating—net in our consolidated statements of operations.
(3)    Represents proceeds related to an insurance claim at one of our nitrogen complexes. In 2020, consists of $35 million related to business interruption insurance proceeds and $2 million related to property insurance proceeds. In 2019, consists of $22 million related to business interruption insurance proceeds and $15 million related to property insurance proceeds.
(4)    Included in income tax provision in our consolidated statements of operations.
(5)    Included in interest income, interest expense and income tax provision in our consolidated statements of operations.
(6)    Included in equity in earnings (loss) of operating affiliate in our consolidated statements of operations.